EXHIBIT 2.1

PURCHASE AGREEMENT

By and among

NEXSAN CORPORATION

- and -

6360319 CANADA INC.

- and -

AESIGN EVERTRUST INC.

- and —

THOMAS F. GOSNELL

- and —

ESTHER HOTTER

- and —

ROSAMARIA KOPPES

- and —

PUNEET MEHTA

- and —

ROBERT G. DELAMORE

DATED AS OF MARCH 14, 2005

PURCHASE AGREEMENT

This Agreement is made as of March 14, 2005, by and among Nexsan Corporation, a Delaware corporation (the “Parent”), 6360319 Canada Inc., a company incorporated federally under the Canada Business Corporations Act and an indirect wholly-owned subsidiary of the Parent (the “Buyer”), AESign Evertrust Inc., a company incorporated federally under the Canada Business Corporations Act (the “Company”), Thomas F. Gosnell (“Gosnell”), Robert G. Delamore, Esther Hotter, Rosemaria Koppes and Puneet Mehta (collectively, with Gosnell, the “Sellers”, and individually each a “Seller”). The Buyer, the Parent, the Company and the Sellers are referred to collectively herein as the “Parties” and sometimes individually as a “Party”.

RECITALS

WHEREAS the Sellers are the owners, of record and beneficially, of all of the issued and outstanding shares of all classes in the capital of the Company (the “Company Shares”).

AND WHEREAS the Parent has caused the Buyer to be incorporated for the purpose of carrying out the transactions contemplated under this Agreement.

AND WHEREAS the Sellers have agreed to sell and the Buyer has agreed to purchase from the Sellers the Company Shares upon the terms and conditions hereinafter set out herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows.

ARTICLE 1.          Interpretation

Section 1.01   Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Acquisition Proposal” has the meaning set forth in Section 6.02 below.

“Adjusted Parent Share Price” has the meaning set forth in Section 2.05(d).

“Affiliate” shall mean, with respect to any Person or entity, any Person or entity which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with that Person or entity.

“Agreement” means this agreement, including the exhibits and the schedules to this agreement, as it or they may be amended or supplemented from time to time.

“Aggregate Initial Consideration” means the aggregate sum of the Initial Cash Consideration and the Initial Share Consideration.

“Aggregate Consideration” has the meaning set forth in Section 2.04.

“Arbitrator” has the meaning set forth in Section 12.05 below.

“Books and Records” has the meaning set forth in Section 3.01(j) below.

“Business” means those segments of the data storage business known as the Information Lifecycle Management, archiving and Content-Addressable Storage.

“Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York or Toronto are authorized to close.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Exchangeable Shares” means the shares of the Buyer which are exchangeable, subject to adjustment in accordance with the terms thereof and the Exchange Agreement, into common shares of the Parent on a one-for-one basis.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.03 below.

“Callco” means 6360246 Canada Inc., a company incorporated under the laws of Canada, which will be a party to the Exchange Agreement and the Support Agreement.

“CBCA” means the Canada Business Corporations Act, as amended.

“CCR” means the Canada Revenue Agency.

“Charter Documents” means charter documents of a corporate entity, including without limitation the articles (as that term is defined in the legislation pursuant to which a particular provincial or Canadian federally company was incorporated or equivalent organizational documents), memorandum and by-laws.

“Claims” means all pending and threatened claims, actions, causes of action, demands, orders, notices, suits, grievances, proceedings, disputes, arbitrations and investigations.

“Closing” has the meaning set forth in Section 2.02 below.

“Closing Date” has the meaning set forth in Section 2.02 below.

“Company” has the meaning set forth in the preamble above.

“Company Shares” has the meaning set forth in the first recital above.

“Company Intellectual Property” has the meaning set forth in Section 3.01(s)(ii) below.

“Company Interest”, in respect of each Seller, shall mean that number of Company Shares owned beneficially and of record by such Seller immediately prior to the Effective Time.

“Company Permits” has the meaning set forth in Section 3.01(1)(i).

“Competition Act” means the Competition Act (Canada), as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Company or any of its Affiliates that is not already generally available to the public.

“Contracts” means all contracts, agreements, obligations, transactions, arrangements, understandings, instruments, Licenses, franchises and commitments of whatever nature or description, whether oral or written.

“CRA” means the Canada Revenue Agency.

“Disclosure Schedules” has the meaning set forth in Section 3.01 below.

“Effective Time” has the meaning set forth in Section 2.02 below.

“Employment Agreements” has the meaning set forth in Section 6.06 below.

“Employees” means all persons employed or retained by the Company in connection with the Business, including, for greater certainty, those employees of the Business on long term disability leave or other absence.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under or attributable to any Environmental Law now in effect, order or agreement now in effect with any Governmental Authority or other Person in connection with any action or inaction by the Company prior to the Closing.

“Environmental Laws” means any and all applicable federal, provincial, territorial, state, municipal, local and foreign Laws, rules and regulations, orders, judgments, decrees, written policies, guidelines, orders, directives or notices and other legal requirements relating to pollution or the regulation and protection of human health, safety, the environment, natural resources or permits, approvals or court or other tribunal orders having jurisdiction over the Company, its assets and/or Business.

“Equity Financing Transaction” means any financing transaction in which the Parent issues any equity security or instruments convertible into any equity security of the Parent with net proceeds of more than Three Million Dollars ($3,000,000); provided, that an Equity Financing Transaction shall not include (i) the issuance of any securities of the Parent conditioned on a strategic alliance or non-financing transaction that reasonably makes the financing transaction alone an inaccurate measure of the value of the Parent, (ii) any bridge loan to the Parent of not more than Five Million Dollars ($5,000,000) with a repayment term of not more than two (2) years, (iii) the issuance of any securities of the Parent to its officers, directors, employees or consultants pursuant to the Parent’s compensation plans in effect from time to time or (iv) the formal extension of the expiration date (by way of the issuance of replacement warrants) of outstanding warrants through December 31, 2005.

“ETA” has the meaning set forth in Section 3.01(o)(xix) below.

“Exchange Agreement” has the meaning set forth in Section 7.01(j) below.

“Financial Statement” has the meaning set forth in Section 3.01(h)(i) below.

“Follow-on Sale” means a sale or exchange of the capital stock of the Company, or a merger, consolidation, plan of arrangement or amalgamation involving the Company, or a sale or other disposition of all or substantially all the assets of the Company, or any other transaction, if immediately after such transaction the beneficial owners of the voting power of the Company immediately before the transaction cease to own at least a majority of the voting power of the continuing or surviving corporation or the entity holding all or substantially all of the assets of the Company immediately before such transaction.

“GAAP” means Canadian or U.S., as applicable, generally accepted accounting principles as in effect from time to time.

“Gosnell” has the meaning set forth in the preamble above.

“Governmental Authority” means any court (federal, provincial, territorial, state, municipal, local, foreign or otherwise), any arbitration or other alternative dispute mechanism, any federal, provincial, territorial, state, regional, municipal, local, foreign or other government or governmental department, agency, board, commission, bureau or instrumentality and any other regulatory authority.

“Governmental Authorization” means any (i) permit, license, certificate, franchise, permission, easement variance, clearance, registration, qualification, exemption, order, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law; or (ii) right under any Contract with any Governmental Authority.

“GST” means goods and services tax imposed under Part IX of the Excise Tax Act.

“Historical Statements” has the meaning set forth in Section 3.01(h)(i) below.

“Hypothec” has the meaning set forth in Section 3.01(h)(i) below.

“Income Tax” means any Canadian or U.S. federal, provincial, territorial, state, regional, municipal, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Costs” has the meaning set forth in Section 10.02 below.

“Indemnified Party” has the meaning set forth in Section 10.05(a) below.

“Indemnifying Party” has the meaning set forth in Section 10.05(a) below.

“Initial Cash Consideration” means One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

“Initial Share Consideration” means an aggregate of Five Million Seven Hundred One Thousand Seven Hundred Twenty Four (5,701,724) shares consisting of (i) Two Million One Hundred Nine Thousand Six Hundred Thirty Eight (2,109,638) common shares of the Parent and (ii) Three Million Five Hundred Ninety Two Thousand Eighty Six (3,592,086) Buyer Exchangeable Shares (the aggregate being calculated as the quotient of (a) Three Million Five Hundred Thousand Dollars ($3,500,000), divided by (b) the Parent Share Value, rounded to the nearest whole number), and one Parent Voting Share issued in connection with the Buyer Exchangeable Shares.

“Insurance” has the meaning set forth in Section 3.01(cc) below.

“Intellectual Property” shall mean trademarks, service marks, trade names, service names, brands, trade dress, logos and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship and copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; computer hardware technology, software (including source code or object code) and other technology; rights of privacy and publicity, and moral rights; other proprietary rights of any kind or nature, however denominated; and all rights to sue for any past or future infringement or impairment of the foregoing.

“Interim Statements” has the meaning set forth in Section 3.01(h)(i) below.

“Knowledge” means the knowledge of the Person indicated, after reasonable inquiry, and “Company’s Knowledge” or similar effect means the knowledge of the Company, acting through its officers, after reasonable inquiry.

“Labor Agreement” has the meaning set forth in Section 3.01(aa)(i) below.

“Laws” means all laws, statutes and ordinances of the United States of America and/or Canada, and any political subdivision thereof, including all decisions of Governmental Authorities having the effect of law in any such jurisdiction.

“Leased Real Property” has the meaning set forth in Section 3.01(q) below.

“Licenses” means all rights and benefits under licenses, permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party.

“Liens” means all title defects, charges, Claims, restrictions, liens, pledges, security interests, mortgages, hypothecs, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments and other burdens, options, restrictions or encumbrances of any kind.

“Lower Value” has the meaning set forth in Section 2.05(d).

“Material Adverse Effect” means any change in, or effect on the Company that has a materially adverse effect on the assets, liabilities, Business, results of operations, financial condition or prospects of the Company, taken as a whole.

“Material Contracts” shall mean all of the Contracts listed in Disclosure Schedule 3.01(ff) which have been designated as such.

“Notional Damages” means one-half (1/2) of the actual damages to the Company, the Buyer and the Parent caused by, arising out of or attributable to a breach of Section 3.01(s)(v), including reasonable lawyers’ fees and expenses, if, and only if, the Buyer does not prevail in any claim of such breach, provided, Notional Damages shall equal zero (0) unless actual damages exceed Two Hundred Fifty Thousand Dollars ($250,000).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Domain Names” has the meaning set forth in Section 3.01(t) below.

“Party” and “Parties” have the meanings set forth in the preamble above.

“Parent” has the meaning set forth in the preamble above.

“Parent Share Value” shall mean the quotient of (a) Sixty Million Dollars ($60,000,000), divided by (b) the number of outstanding shares of Parent common stock on a fully diluted basis, as set forth in Disclosure Schedule 4.01(b).

“Parent Voting Share” shall mean a share of the Parent without any equity participation but which provides the owner the right to vote on all applicable Parent matters with the holders of common stock of the Parent, as the same class, as more particularly described in Exhibit A attached hereto.

“Per Share Portion” means, with respect to any of the Initial Cash Consideration, the Year One Installment and the Initial Share Consideration, that amount per common share of the Company equal to (x) the Initial Cash Consideration, the Year One Installment or the Initial Share Consideration, as the case may be, divided by (y) the number of common shares of the Company outstanding immediately prior to the Effective Time.

“Person” means an individual or an entity, including a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Information” means any information in the possession of any Seller or the Company about an identifiable individual other than the name, title or business address or telephone number of a Company Employee.

“Personal Property Leases” mean all rights and benefits under leases of personal property.

“Personnel Documents” has the meaning set forth in Section 3.01(aa)(ix) below.

“Proprietary Product” has the meaning set forth in Section 3.01(s)(vi) below.

“Real Property” means any real property owned, leased or subleased by the Company.

“Real Property Leases” has the meaning set forth in Section 3.01(q)(ii) below.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.01(s)(i) below.

“Registration Rights Agreement” has the meaning set forth in Section 7.01(i) below.

“Related Party” has the meaning set forth in Section 3.01(dd)(ii) below.

“Representatives” has the meaning set forth in Section 6.02 below.

“Revised Portion” has the meaning set forth in Section 12.13 below.

“Seller Indemnified Parties” has the meaning set forth in Section 10.02 below.

“Seller” and “Sellers” have the meaning set forth in the Preface.

“Sellers’ Representative” means Thomas F. Gosnell.

“Stockholders Agreement” has the meaning set forth in Section 7.01(i) below.

“Support Agreement” has the meaning set forth in Section 7.01(j) below.

“Tax” or “Taxes” means all taxes, fees, assessments and charges, including without limitation, income, gross receipts, property, sales, use, franchise, employees’ income withholding employment and social security taxes, and all interest and penalties thereon, imposed by any Canadian or U.S. federal, state, local, foreign or other taxing authority.

“Tax Act” means the Income Tax Act (Canada); as amended, and includes the counterpart provisions in the Taxation Act (Quebec), as amended.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes.

“Technical Amendments” has the meaning set forth in Section 12.13 below.

“Termination Date” has the meaning set forth in Section 11.02 below.

“Third Party Intellectual Property” has the meaning set forth in Section 3.01(s)(iv) below.

“Trade Secret Protection Program” has the meaning set forth in Section 3.01(s)(iv) below.

“Transaction Documents” has the meaning set forth in Section 10.01 below.

“Transactions” means the transactions contemplated by this Agreement.

“Year One Installment” means One Million Two Hundred Fifty Thousand Dollars $1,250,000), as adjusted pursuant to this Agreement.

Section 1.02   Rules of Construction. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires. Unless otherwise indicated, all “Section” references are to this Agreement. Unless otherwise indicated, all monetary amounts are in United States Dollars.

ARTICLE 2.          The Purchase and Sale

Section 2.01   Purchase and Sale. The Sellers hereby agree to sell, assign and transfer to the Buyer, and the Buyer agrees to purchase, all of the Company Shares.

Section 2.02   Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020 at 10:00 a.m., local time, on the second (2nd) Business Day following the day on which the last of the conditions set forth in Article VII and Article VIII is fulfilled or waived, or at such other time and place and on such other date as the Buyer and the Sellers shall agree (respectively, the “Effective Time” and the “Closing Date”).

Section 2.03   Authority of Sellers’ Representative. The Buyer and the Parent shall be entitled to and shall act and rely on any notice, request, election, direction, consent, waiver, extension, amendment or other communication given or agreement entered into by or on behalf of the Sellers by the Sellers’ Representative, who shall represent the Sellers and have the authority to bind the Sellers. In all cases, the Sellers’ Representative shall use his reasonable efforts to consult with the Sellers prior to taking any action contemplated herein.

Section 2.04   Amount of Purchase Price.  Subject to adjustments as contemplated in this Agreement, the aggregate purchase price payable by the Buyer to the Sellers for the Company Shares shall be Six Million Dollars ($6,000,000) plus any amount payable to the Sellers pursuant to section 2.05(c) hereof (the “Aggregate Consideration”).

Section 2.05   Payment of Aggregate Consideration; Adjustments. The Buyer shall pay the Aggregate Consideration to the Sellers as follows:

(a)   At the Closing, the Buyer shall pay the Aggregate Initial Consideration to the Sellers as follows:

(i)          The Buyer shall deliver to each Seller the multiple of (x) his or her Company Interest times (y) the Per Share Portion of the Initial Share Consideration which, in the case of Gosnell, shall be in the form of Parent Exchangeable Shares and in the case of the other Sellers, shall be in the form of shares of Parent common stock; provided that Gosnell shall also receive one Parent Voting Share.

(ii)         The Buyer shall deliver to each Seller the multiple of (x) his Company Interest times (y) the Per Share Portion of the Initial Cash Consideration.

(b)   On the first (1st) anniversary of the Closing, the Buyer shall deliver in cash to each Seller the multiple of (i) his Company Interest times (ii) the Per Share Portion of the Year One Installment or, at the election of each Seller made by written notice at least ten (10) days before such first (1st) anniversary, Buyer Exchangeable Shares (to Gosnell only; provided there remain Buyer Exchangeable Shares then issued and outstanding); or Parent common stock (to the other Sellers or to all of the Sellers (including Gosnell) if there are no Buyer Exchangeable Shares then issued and outstanding), at the rate of one (1) Buyer Exchangeable Share, or one (1) share of Parent common stock (adjusted for splits, revenue splits, stock dividends and the like) for each amount equal to the Parent Share Value, as adjusted in accordance with Section 2.05(d); provided, that the Company has met the conditions set forth in Schedule 2.05; and provided, further, that in the event of any breach or inaccuracy of Section 3.01(s)(v) of this Agreement, Buyer shall have the right to set off Notional Damages against its obligation to pay the Year One Installment, dollar-for-dollar, pro-rata among the Sellers up to the Year One Installment. Any Notional Damages in excess of the Year One Installment are not recoverable or otherwise available for offsetting by the Buyer. In addition, and notwithstanding anything herein to the contrary, the Buyer shall have the right to postpone payment of the Year One Installment after any claim of a breach or inaccuracy of Section 3.01(s)(v) is made until the claim is resolved; provided, that Buyer’s intellectual property counsel has advised it that such claim is meritorious and, on balance, that there is a reasonable possibility that actual damages attributable to such claim could exceed Two Hundred Fifty Thousand Dollars ($250,000).

(c)   Any amount payable in respect of a Follow-on Sale.

(d)   In the event an agreement between the Parent and a third party to enter into an Equity Financing Transaction, including a non-binding term sheet or letter of intent, which (i) has been reached within twelve (12) months of the Closing, (ii) closes in due course, subject to such changes as may be incorporated in closing documentation, and (iii) is based upon a pre-money valuation of the equity of the Parent in such Equity Financing Transaction of less than Sixty-Three Million Five Hundred Thousand Dollars ($63,500,000) (such lower valuation being hereinafter the “Lower Value”), then within thirty (30) days after the closing of such Equity Financing Transaction the Parent shall issue to each Seller an additional number of Buyer Exchangeable Shares or shares of Parent common stock, as follows: First, there shall be determined the quotient (“Adjusted Parent Share Price”) of (m) the Lower Value divided by (n) the number of shares of common stock of the Parent outstanding on a fully diluted basis (including for these purposes Buyer Exchangeable Shares then issued and outstanding)

immediately before such closing; provided, that the Adjusted Parent Share Price shall in no event be lower than Forty-Seven And A Half Cents ($.475). Second, the number of Buyer Exchangeable Shares or shares of Parent common stock to be issued to each Seller shall be equal to the excess of (o) the number of Buyer Exchangeable Shares or shares of Parent common stock issued to such Seller at the Closing, multiplied by a fraction, the numerator of which is the Parent Share Price and the denominator of which is the Adjusted Parent Share Price, over (p) the number of Buyer Exchangeable Shares or shares of Parent common stock issued to such Seller at the Closing. Notwithstanding anything to the contrary set forth in the prior sentence, in no event shall there be an adjustment to the Initial Share Consideration if (i) there has been a material breach or violation of the Company’s representations and warranties set forth herein or (ii) Notional Damages exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000). If payment of the Year One Installment has been postponed pursuant to Section 2.05(b), the adjustments required by this Section shall be postponed until the postponement permitted by Section 2.05(b) has terminated. The Parent shall have no obligation to enter into an Equity Financing Transaction at any time, notwithstanding the obligations set forth in this Section 2.05(d). Notwithstanding the foregoing, only Gosnell shall be entitled to and shall receive Buyer Exchangeable Shares pursuant to this Section 2.05(d); provided there remain Buyer Exchangeable Shares then issued and outstanding.

Section 2.06   Tax Election. The Buyer agrees that, at the request of Gosnell, the Buyer will make a joint election with Gosnell with respect to the Company Shares disposed of in exchange for Buyer Exchangeable Shares and a Parent Voting Share under subsection 85(1) of the Tax Act and the corresponding provisions of any applicable provincial income tax statute, with such “agreed amount” as is determined by the Sellers in their reasonable discretion (and within the limits under applicable Law). The Sellers shall have sole responsibility for the proper completion of the election forms and the timely and proper filing of the elections with the relevant tax authorities. The sole obligation of the Buyer shall be to provide any information reasonably requested by the Sellers for the election form concerning the Buyer, and to execute and return to the Sellers any properly completed election form within ten (10) Business Days of receipt of such form from the Sellers. For income tax purposes, the acquisition cost to the Buyer (subject to the application of the Income Tax Act Application Rules (1971)) for the Buyer Exchangeable Shares and a Parent Voting Share and the proceeds of disposition to the applicable Seller of the Company Shares being transferred shall be deemed to be an amount equal to the amount so elected.

ARTICLE 3.          Representations And Warranties Of The Company And The Sellers

Section 3.01   Representations and Warranties of the Company and Sellers. Except as set forth in the corresponding sections or subsections (or by appropriate cross-reference) of the disclosure schedules delivered by the Company to the Buyer and the Parent prior to entering into this Agreement (the “Disclosure Schedules”), the Company and the Sellers hereby jointly and severally represent and warrant to the Buyer and the Parent that:

(a)   Organization and Authority. The Company is a company duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, and has all requisite corporate power and capacity to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company has qualified as a foreign or extra-territorial Company and is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its properties and assets require such qualification, all as set forth in Disclosure Schedule 3.01(a). The Company has delivered to the Buyer or its representatives complete copies of (a) the Charter Documents of the Company, amended to the date hereof, and (b) the minute books and other corporate records of the Company. The Charter Documents of the Company delivered to the Buyer or its representatives are in full force and effect and there are no outstanding applications or filings which would alter in any way the Charter Documents or corporate status of the Company. The Company is not in violation of any of the provisions of the Charter Documents.

(b)   No Unanimous Shareholders Agreement. The Company is not a party to any “unanimous shareholder agreement” (as that term is defined in the CBCA) or other agreement in respect of any of the Company Shares.

(c)   Subsidiaries. The Company does not have any subsidiaries, own any shares of any other corporation, partnership, joint venture, business association or unincorporated entity or any rights, options, warrants or other securities of any other exchangeable or exercisable for any equity or similar interest in any other entity, or have any agreement, lease, binding understanding, instrument, note, option, license, sublicense, insurance policy benefit plan, commitment or undertaking of any nature for the purchase, subscription or issuance of any of the unissued shares or securities in the capital for any other entity or for any other future investment in or capital contribution to any other entity.

(d)   Capitalization.

(i)          The authorized capital of the Company consists solely of those classes of shares set forth in Disclosure Schedule 3.01 (d)(i), that number of which are issued, outstanding and owned of record by the Sellers in the amounts set forth opposite their names on Disclosure Schedule 3.01(d)(i). All outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in accordance with valid distribution exemptions under applicable securities Laws. None of the outstanding shares of the Company were issued in violation of any preemptive rights. The outstanding shares of the Company are free and clear of all Liens.

(ii)         There are not authorized, issued, reserved for issuance or outstanding (A) any other shares in the capital of the Company or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares in its capital or other voting securities of, or other ownership interests in, the Company, (C) any warrants, calls, options or other rights to acquire from the Company, or any obligation of the Company to issue, any shares in its capital or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any shares in its capital or other voting securities of, or other ownership interests in, the Company or (D) any share appreciation rights, phantom shares, tracking shares or similar rights related to the value of the Company’s share capital or its performance. There are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company has delivered to the Buyer or its representatives accurate and complete copies of the share registers of the Company including copies of the duly cancelled certificates representing any common shares which were previously issued and then cancelled. The Company does not have any subsidiaries or any other equity interest or investment in any Person.

(e)   Authority Relative to Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Company and the Sellers, and, assuming the due authorization, execution and delivery by the Buyer and the Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws effecting creditors’ rights generally and by equitable principles of general applicability.

(f)   Absence of Conflicts. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Liens upon the outstanding shares of the Company or any of the properties or assets of the Company under: (A) the Charter Documents of the Company, (B) any Contract applicable to the Company or its properties or assets or (C) (1) any judgment, order or decree or (2) any Law, in each case applicable to the Company or its properties or assets or invalidate or adversely affect any Company Permit used in the conduct of the Business. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

(g)   No Bankruptcy/Insolvency. The Company is not insolvent, has not committed an act of bankruptcy, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.

(h)   Financial Statements; Accounts Receivable.

(i)          The Company has delivered to the Buyer or its representatives true, accurate and complete (i) copies of the audited balance sheet of the Company as of the last day of the most recently completed fiscal year of the Company, and copies of the unaudited balance sheets of the Company as of the three (3) completed fiscal years prior thereto, together with the related audited or unaudited, as the case may be, statements of operations, changes in shareholders’

equity and cash flows for such fiscal year and the notes and supplementary information with respect thereto (collectively, “Historical Statements”) and (ii) a copy of the unaudited balance sheet of the Company as of January 31, 2005, together with the related unaudited statements of operations, changes in shareholders’ equity and cash flows for the one-month period ended on such date, certified by the chief executive officer of the Company (the “Interim Statements” and, collectively with the Historical Statements, the “Financial Statements”). The Financial Statements (a) were prepared in accordance with Canadian GAAP throughout the periods indicated (subject, in the case of the Interim Statements, to customary year end adjustments which are not material in amount), (b) present fairly the financial position, results of operations and changes in cash flows of the Company as of such dates and for the periods then ended, (c) are true, accurate and complete and in accordance with the books and records of the Company, and (d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for Income Tax purposes. Except as set forth in the Financial Statements or the notes thereto, the Company does not have any material liabilities or obligations (whether accrued, contingent or otherwise) required to be set forth in financial statements prepared in accordance with Canadian GAAP.

(ii)         All outstanding accounts, notes and loans receivable reflected in the Financial Statements or accrued by the Company after the date thereof are due and valid Claims against account debtors for goods or services delivered or rendered in the Ordinary Course of Business.

(i)   Absence of Certain Changes or Events.

(i)          From December 31, 2003, there has not been, nor does the Company have any Knowledge of, any event, development or occurrence of a state of circumstances or facts which, individually or in the aggregate, has had, or reasonably would be expected to have, a Material Adverse Effect.

(ii)         From December 31, 2003, the Company has conducted (and from the date hereof through the Closing, will conduct) its business only in the Ordinary Course of Business using its best efforts to maintain and enhance its business and, without limiting the foregoing, since December 31, 2003, the Company has not (and from the date hereof through the Closing, will not have):

1)          created or suffered to exist any Liens or restrictions with respect to any of the Company’s assets;

2)          sold, leased to others, licensed to others, disposed of, or otherwise transferred any of the assets or properties of the Company, except for sales in the Ordinary Course of Business;

3)          suffered any material loss, or material interruption in use, of any asset or property of its business (whether or not covered by insurance) on account of fire, flood, riot, strike, act of terrorism or other hazard or act of God;

4)          waived any significant rights relating to its business or arising under or in connection with any of the assets of the Company or forgiven, modified, compromised or canceled any debts or Claims of the Company against any other Person;

5)          entered into any merger, consolidation, recapitalization, amalgamation, plan of arrangement or other business combination or reorganization;

6)          made any loans, advances or capital contributions to or investments in any Person;

7)          induced any Employee, agent or consultant of the Company to leave his or her employment, or acted to otherwise adversely affect the relations of the Company with any key Employee;

8)          done anything to materially and adversely affect the relationship of the Company to any of its customers or suppliers;

9)          incurred any indebtedness for borrowed funds;

10)        entered into any material Contract or altered the terms of any material Contract;

11)        entered into any Contract or transaction with any Related Party or altered the terms of any such Contract or transaction; or

12)        except for this Agreement, entered into any Contract with respect to any of the matters described in clauses (1) through (11) above.

(j)   Books and Records. All books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records and plans, Tax Returns and other Income Tax records, studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all computer software, and all similar data, documents and items, wherever located and regardless of form (collectively, the “Books and Records”) are accurate and complete, and have been maintained in the Ordinary Course of Business in accordance with GAAP, and all transactions of the Company are properly reflected therein. The Company has not had any transactions or payments which are not recorded in its Books and Records. All Books and Records are (and at Closing will be) located at the Company’s executive offices at.

(k)   Undisclosed Liabilities. There are no material liabilities of the Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(i)          liabilities disclosed or provided for in the Financial Statements;

(ii)         liabilities incurred in the Ordinary Course of Business which in the aggregate would not, or would not reasonably be expected to, have a Material Adverse Effect; and

(iii)        liabilities under the Contracts which relate to the period from and after the Closing Date and liabilities incurred in connection with the Transactions.

(l)   Compliance with Laws.

(i)          Set forth on Disclosure Schedule 3.01(l) is a true and complete list of all material permits, Licenses, variances, exemptions, orders, registrations and approvals of all Governmental Authorities (the “Company Permits”) issued or granted to the Company and all pending applications therefor. The Company Permits listed on Disclosure Schedule 3.01(l) constitute all of the Company Permits that are required for the Company to own, lease or operate its assets and to carry on its business, and the Company, at all times, has maintained all Company Permits necessary for the lawful conduct of its business. Each of the Company Permits has been duly obtained, is valid and in full force and effect and is not subject to any pending or, to the Company’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel or declare such Company Permit invalid. Consummation of the Transactions will not affect the validity of the Company Permits or give rise to any administrative or judicial proceeding which may modify, revoke, cancel or declare any such Company Permit invalid in any respect.

(ii)         The Company is, and has at all times been, in compliance in all material respects with the terms of the Company Permits and all applicable federal, provincial, territorial, state, municipal, local and foreign statutes, Laws, ordinances, rules and regulations, which have or could have a material effect on the Company, its properties, financial conditions or operations. As of the date hereof, no action, demand, requirement or investigation by any Governmental Authority and no suit, action or proceeding by any other Person or entity, in each case with respect to the Company or any of its properties is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority given notice of its intention to conduct same. The Company, its officers and agents have not made or received any illegal or improper payments to, or provided or received any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other Person in an attempt to influence any such action relating to the Company.

(m)   Grants, etc. The only grants, incentives or subsidies provided or made available to or for the benefit of the Company are set out in Disclosure Schedule 3.01(m), in connection with which the Buyer has received correct and complete copies of all related documents, and the Company is in full compliance with all of the terms and requirements of each such grant, incentive and subsidy. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any such grant, incentive or subsidy.

(n)   Environmental Matters. The Company, its operations and the Real Property are and have been in compliance with Environmental Laws and the Company is not aware of any facts, circumstances or conditions that could reasonably be expected to prevent continued compliance with Environmental Laws.

(o)   Taxes.

(i)          All Tax Returns that are required to be filed with respect to the Company have been duly and timely filed, and all Taxes that are required to be paid with respect to the Company have been duly paid. All such Tax Returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby. The Company’s Tax basis in its assets for purposes of determining its future amortization, depreciation, other Canadian or U.S. federal or provincial income tax deductions and its loss carry forwards are accurately reflected on the Company’s books and records and Tax Returns.

(ii)         There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due.

(iii)        The Company has complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(iv)       No Canadian or U.S. federal, provincial, territorial, municipal, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any Taxes or Tax Returns with respect to the Company, nor has the Company been notified of any request for such an audit or other examination, nor has any Tax authority requested any information that could affect the Tax payable or paid by the Company. Disclosure Schedule 3.01(o) lists all audits, examinations or investigations commenced or completed with respect to the Company with respect to taxable periods ending after December 31, 2001. There is no unresolved dispute or Claim concerning any Tax liability of the Company either claimed or raised by any Tax authority in writing.

(v)        All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any Tax authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(vi)       No circumstances exist which would make the Company subject to the application of any of Sections 79 to 80.04 of the Tax Act in a manner that would result in a net material liability to the Company.

(vii)      There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(viii)     No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(ix)        The Company is not a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement, and the Company has no potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, Contract or arrangement.

(x)         Other than any Tax Returns that have not yet been required to be filed, the Company has made available to the Buyer or its representatives true, correct and complete copies of the federal Income Tax Return and any provincial, territorial, municipal, local or foreign Tax Return for any jurisdiction that represents five percent (5%) or more of the aggregate taxable income of the Company for each of the taxable years ended in 2001, 2002, 2003 and 2004.

(xi)        Disclosure Schedule 3.01(o) sets forth (i) all elections with respect to Taxes made by the Company and (ii) all foreign, provincial, territorial, municipal and local jurisdictions in which the Company is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable years ended in 2001, 2002, 2003 and 2004.

(xii)       The Company has delivered or made available to the Buyer or its representatives complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to any federal, provincial, territorial, state, municipal, local or foreign Taxes due from or with respect to the Company and (ii) all closing agreements entered into by the Company with any Tax authority in each case existing on the date hereof.

(xiii)      The Company has no liability with respect to income, franchise or similar Taxes relating to the operation or activities of the Company prior to December 31, 2004 in excess of the amounts that are accrued with respect thereto and are reflected in the Historical Statements, and since the date of the Financial Statements, the Company has not incurred any liability for Taxes, except with respect to operations in the ordinary course.

(xiv)      The Company has not received any written notice of any Claim made by an authority in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

(xv)       The Company has never had and does not have any liability for Taxes, charges, fees, levies, or other assessments, other than Canadian Taxes, charges, fees, levies or other assessments.

(xvi)      Except for personal services in lieu of salary, home office space and utilities in lieu of rent, foregone interest expense, and out of pocket travel expenses received from or provided by Gosnell (for which no claim of compensation has been or shall be made by Gosnell), the Company has not acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Tax Act.

(xvii)     The Company has not deducted any amounts in computing its income in a taxation year which may be included in a subsequent taxation year under Section 78 of the Tax Act.

(xviii)    All money borrowed by the Company was, at the time it was borrowed and throughout the period of the borrowing, used for a purpose which will result in any interest expense incurred by the Company in connection with such borrowing being deductible in accordance with section 20(1)(c) of the Tax Act and the equivalent provisions of any applicable provincial taxing legislation.

(xix)      The Company is registered under Part IX of the Excise Tax Act (the “ETA”) and its registration number is 865154892. The Company is registered with the following tax authorities for sales tax purposes: Province of Quebec sales tax authorities.

(xx)       The Company has duly and on a timely basis filed all GST returns under Part IX of the ETA that were required to be filed on or prior to the date hereof and has remitted to the Receiver General for Canada, the net tax, as defined for purposes of the GST, for each of its completed reporting periods, for GST purposes. The Company has duly and on a timely basis filed all returns with all of the jurisdictions under which it is registered for sales Tax purposes and has remitted to the relevant Tax authorities in those jurisdictions the net Tax payable.

(p)   Assets. The Company has good and marketable title to all of its assets and properties, in each case free and clear of all Liens. All assets of the Company with a value in excess of $5,000 are listed on Disclosure Schedule 3.01(p). The assets of the Company are in good working condition and repair (subject to normal wear and tear) and are adequate to conduct the Business as presently conducted. The Company does not hold or use any tangible personal property in its business which is owned by any other Person.

(q)   Real Estate.

(i)          Disclosure Schedule 3.01(q) sets forth a complete list and the location of all Real Property. The Company owns no Real Property.

(ii)         With respect to any leased Real Property (“Leased Real Property”), the Company is not in material violation of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all plants, buildings, structures and other facilities, including, without limitation, office space used by the Company in the conduct of its Business, is in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of the Company. The Company has delivered to the Buyer or its representative true and complete copies of any leases related to the Real Property used by the Company in the conduct of its business (the “Real Property Leases”).

(r)   Personal Property Leases. The Company leases no personal property.

(s)   Intellectual Property.

(i)          Disclosure Schedule 3.01(s)(i) sets forth a true, complete and correct list of all Canadian, U.S. and other (i) registered copyrights or community designs, and pending applications, owned by the Company or any of its subsidiaries as of the date of this Agreement; (ii) trademark registrations (including Internet domain registrations) and pending trademark applications owned by the Company or any of its subsidiaries as of the date of this Agreement; and (iii) patents and pending applications owned by the Company or any of its subsidiaries as of the date of this Agreement (collectively the “Registered Company Intellectual Property”). All of the Registered Company Intellectual Property is owned solely by the Company free and clear of all Liens.

(ii)         The Company owns, or has all right, title, interest and license rights to use, all of the Intellectual Property that is used in the business of the Company as currently conducted or proposed to be conducted (the “Company Intellectual  Property”) free and clear of all Liens.

(iii)        The Registered Company Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(iv)       There is no pending or, to the Company’s Knowledge, threatened (and at no time since January 1, 2003 has there been pending or, to the Company’s Knowledge, threatened any) suit, arbitration or other adversarial proceeding before any Government Agency or in any jurisdiction alleging that the activities or the conduct of the Company’s business infringe or misappropriate any Intellectual Property owned by any third party (“Third Party Intellectual Property”), or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property owned by the Company. The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) restrict the Company’s right to use any Company Intellectual Property owned by the Company, (ii) restrict the Company from conducting its business as currently conducted or proposed to be conducted in order to avoid infringement or misappropriation of any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property owned by the Company.

(v)        The conduct of the business of the Company as previously conducted, currently conducted or proposed to be conducted does not infringe upon or misappropriate any Third Party Intellectual Property. To the Company’s Knowledge, no third party has misappropriated or infringed or is misappropriating or infringing any Company Intellectual Property (i) owned by the Company or (ii) that is material to the conduct of the business of the Company as currently conducted or proposed to be conducted, and no Intellectual Property misappropriation or infringement suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company.

(vi)       The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property that is (i) owned by the Company, or (ii) material to the business of the Company as currently conducted or proposed to be conducted. There has been no disclosure to any third party by the Company of confidential information or trade secrets of the Company or of any of its clients related to any material proprietary product or service currently being marketed, sold, licensed, provided or developed by the Company (each such product, a “Proprietary Product”) other than disclosures made pursuant to protective nondisclosure or confidentiality agreements entered into by the Company in the Ordinary Course of Business.

(vii)      All Employees of the Company who have made material contributions to the development of any Proprietary Product or Company Intellectual Property (including without limitation all Employees who have designed, written, tested or worked on any software code or content contained in any Proprietary Product or Company Intellectual Property) have signed confidentiality, non-competition and assignment of proprietary rights agreements substantially in one of the forms attached to the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product or material Company Intellectual Property (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code or content contained in any Proprietary Product or Company Intellectual Property) have assigned to the Company (or a third party that previously conducted any business currently conducted by the Company and that has assigned its rights in such Proprietary Product or Company Intellectual Property to the Company) all of their right, title and interest in and to the portions of such Proprietary Product or Company Intellectual Property developed by them in the course of their work for the Company (or applicable third party).

(viii)     (i) The Company is not in violation of any license, sublicense or other agreement or instrument related to the Company Intellectual Property to which the Company is a party or is otherwise bound (identification of which is set forth in the Disclosure Schedules); (ii) the consummation by the Sellers of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company of, or its right to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Company Intellectual Property that is material to the business of the Company as currently conducted or proposed to be conducted; (iii) the consummation by the Sellers of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

(ix)        Except for open source license agreements with respect to code used for compression (such license allowing use of such code in commercial software), none of the Company Intellectual Property (i) owned by the Company and (ii) material to the business of the Company and its subsidiaries as currently conducted or proposed to be conducted constitutes or incorporates any software subject to an open source agreement (e.g. GPL) that would require the Company to divulge to any person any source code or trade secret that is part thereof.

(x)         The Company’s use and dissemination of any and all data and information concerning consumers of its products or services or users of any web sites operated by the Company is in compliance with all applicable privacy policies, terms of use, and laws. The consummation by the Company of the transactions contemplated hereby will not violate any privacy policy, terms of use, or laws relating to the use, dissemination, or transfer of such data or information.

(xi)        Disclosure Schedule 3.01(s)(xi) lists all software, programs, platforms, operating systems, databases or other products which an end-user of the Proprietary Products must acquire, purchase or otherwise obtain in order to use any of the Proprietary Products.

(t)   Domain Names:

(i)          Disclosure Schedule 3.01(t) sets forth an accurate and complete list of all internet domain names owned by the Company or used in the Business (collectively, “Owned Domain Names”) and the identity and location of the servers used in connection with the Owned Domain Names.

(ii)         the Company is the sole owner of all right, title and interest in and to the Owned Domain Names, in each case free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and none of the Company or the Sellers has received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of the Owned Domain Names, or suggesting that any other person has any claim or legal or beneficial ownership with respect thereto; and

(iii)        none of the Company or the Sellers has granted any person any right, license or permission to use any of the Owned Domain Names.

(u)   Source and Object Codes. None of the Company or the Sellers has granted any rights to or has provided or in any way promised to provide source code in respect of any of the Company Intellectual Property, other than pursuant to escrow arrangements in respect of source code required by software maintenance agreements entered into in the Ordinary Course of Business, the particulars of which escrow arrangements, including as to the parties thereto, the date thereof, the terns thereof and the address of the location at which the source code has been stored, are listed in Disclosure Schedule 3.01(u). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person, or the release from any escrow, of any source code in respect of any of the Company Intellectual Property. Source code in respect of any of the Company Intellectual Property, other than as disclosed in Disclosure Schedule 3.01(u), has never been removed from the Corporation’s premises listed at Disclosure Schedule 3.01(u), and has never been disclosed, licensed, transferred or released to any Person other than disclosures to those of its Employees and contractors having “a need to know” in connection with the development, modification or support of the Company’s products. The change in control of the Company occurring as a consequence of this Agreement will not entitle any Person to obtain a copy of the source code in respect of any of the Company Intellectual Property. Except for licensed customers of the Company, no Person has been provided a copy of the object code of any of the products of the Company by it or any Seller.

(v)   Copies of Third Party Agreements. Copies of all agreements pertaining to Intellectual Property (including all the license and maintenance agreements for third party Licenses, source code escrow agreements, and all technology exploitation agreements) between the Company and its customers, Employees, consultants, or other third parties, have been made available to the Buyer.

(w)   Licenses. Set forth on Disclosure Schedule 3.01(w) is a true, accurate and complete list of all Licenses, which list includes a summary description of each item and, where applicable, specifies the date issued, granted or applied for, the expiration date and current status thereof. Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Each of the Licenses is sufficient in all respects to permit the continued lawful conduct of the Business in the manner now conducted by the Company or proposed to be conducted in the future. The Company is not in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company under, or violation of, any License.

(x)   Contracts.

(i)          Set forth on Disclosure Schedule 3.01(x) is an accurate and complete list and summary description of each Contract to which the Company is a party or bound by, (i) which involves aggregate payments or expenditures by the Company in excess of $10,000; (ii) which cannot be terminated by the Company at any time on thirty (30) days’ written notice or less without liability to the Company; (iii) for the purchase, sale, lease (as lessee or lessor), or mortgage (as mortgagee or mortgagor), of any assets of the Company, except with respect to sales made in the Ordinary Course of Business; (iv) with any Related Party; (v) pursuant to which the Company is subject to or is the beneficiary of any restrictive covenants (e.g. noncompetition, confidentiality, nonsolicitation); (vi) which involves any arrangement relating to the borrowing or loaning of money, including letters of credit, guarantees and surety agreements; (vii) pursuant to which services are rendered by or to the Company; (viii) for the purchase or sale of property; (ix) the benefits of which are contingent or accelerated, or the terms of which are altered, by the occurrence of, or the value of any benefits of which will be calculated on the basis of, any of the Transactions contemplated by this Agreement; (x) which involves exclusive supply or requirements obligations; (xi) pursuant to which the Company has any indemnification obligations; (xii) which provides for warranties or return of product, rebates, sharing of fees, grant of discounts, grant of exclusivity or similar arrangements; (xiii) which provides for consignment or similar arrangement; (xiv) which is a “futures” contract committing the Company to purchase, or accept delivery of, product at future times at fixed prices; or (xv) which is otherwise material to the Company or was not made in the Ordinary Course of Business. Disclosure Schedule 3.01(x) further sets forth all such Material Contracts currently in negotiation or proposed by the Company of a type which, if entered into by the Company, would be required to be listed on Disclosure Schedule 3.01(x) or on any other Disclosure Schedule. Accurate and complete copies of all written Material Contracts which are required to be listed in the Disclosure Schedules have been delivered by the Company to the Buyer or its representatives and accurate summaries of all such oral Material Contracts have been prepared by the Company and delivered to the Buyer or its representatives.

(ii)         All Contracts are valid and binding upon the Company and enforceable against the other parties thereto in accordance with their respective terms. The Company has performed all obligations required to be performed by it under all Contracts. The Company is not in default under any of such Contracts, nor to the Company’s Knowledge is any other party to any such Contract in default thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by the Company, or, to the Company’s Knowledge, by any other party thereunder. Without limiting the foregoing, the Company is not a party or subject to any Contract which materially and adversely affects or, so far as the Company can now foresee, may in the future materially and adversely affect the Company, its business, or the prospects or financial condition of its business.

(y)   Claims/Litigation. Disclosure Schedule 3.01(y) contains a true, accurate and complete list and summary description of all pending Claims. There are no Claims pending or, to the Company’s Knowledge or the Knowledge of Gosnell, threatened, before any Governmental Authority, or before any mediator or arbitrator of any nature, brought by or against the Company, or any of its stockholders, officers, directors, Employees or agents involving, affecting or relating to any of the assets of the Company, its business, or the Transactions contemplated by this Agreement, nor, to the Company’s Knowledge or the Knowledge of Gosnell, is there any basis for any such Claim. Disclosure Schedule 3.01(y) also contains a true, accurate and complete list and summary description, including disposition, of all previous Claims before any Governmental Authority, or before any mediator or arbitrator of any nature, brought by or against the Company during the five-year period ending on the date of this Agreement. None of the Company, its business, nor any of the assets of the Company is subject to any judgment which affects or which might affect the Company, any of the assets of the Company or its business, or which would or might interfere with the transactions contemplated by this Agreement.

(z)   Employee Plans. The Company has not adopted any and has no employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former Employees which are currently maintained or were maintained at any time in the last five (5) calendar years.

(aa)   Labor and Employee Matters.

(i)          The Company is not a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to the Company (a “Labor Agreement”). No current union representation questions involving employees of or Persons providing services to the Company are outstanding. To the Company’s Knowledge, there is no actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Company. During the past five years, the Company has not experienced any work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or threatened against or affecting the Company or its business. The Company is not engaged in any unfair labor practice.

(ii)         There has been no mass lay-off, employment loss or other similar event within the last year. During the last year, no key Employees have terminated their employment with the Company (regardless of the circumstances and whether the termination was at the initiative of the Company or the Employee) nor has more than one Employee in the aggregate had his or her employment terminated (either voluntarily or involuntarily). To the Company’s Knowledge, no Employee of the Company has any plan to terminate employment with the Company whether in connection with the Transactions or otherwise.

(iii)        No present or former Employee or any present or former independent consultant of the Company has a pending Claim which has been asserted or threatened against the Company (whether under any foreign, federal, provincial, territorial, state or common law, through a government agency, private arbitral body, mediator or otherwise) for (i) overtime pay, other than overtime pay for the current period; (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period); (iii) any violation of any statute, ordinance, Contract or regulation relating to wages or hours of work; (iv) discrimination against or harassment of Employees on any basis; (v) unlawful or wrongful employment or termination practices; (vi) unlawful retirement, termination or labor relations practices; (vii) breach of express or implied contract, detrimental reliance, quantum meruit or other Claim arising under a Labor Agreement, individual contract or common law; or (viii) any violation of occupational safety or health statutes, ordinances, regulations, or other standards, including but not limited to pay equity regulations or statutes.

(iv)       The Company is not currently a party to or bound by any Contract for the employment of any director, officer or Employee or for the performance by any independent contractor or consultant of services. Except as contemplated herein, there are no written Contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. The Company is not a party, directly or indirectly, to any Contract with any Governmental Authority which would require it to maintain an affirmative action plan or similar program or arrangement.

(v)        Disclosure Schedule 3.01(aa)(v) sets forth an accurate and complete list of directors, officers, Employees and independent contractors who perform services for the Company and for each such Person includes a complete and accurate summary description of the rate (immediately before execution of this Agreement) of compensation payable to such Person (including the date of the most recent increase thereof), whether such Person is an active Employee or on leave, whether such Person is employed on a full-time or part-time basis and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the Transactions contemplated by this Agreement (except for obligations that arise under Employment Agreements entered into with key personnel in conjunction with the Transactions), and the date upon which each such Employee was first hired by the Company. Except as disclosed, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to applicable workplace safety and insurance legislation. Disclosure Schedule 3.01(aa)(v) also sets forth an accurate and complete list of all former directors, officers, Employees and independent contractors to whom the Company is currently obligated to pay any severance, compensation or other remuneration or benefit. The Company has no oral or written severance policy or other severance obligation.

(vi)       The Business has been and is being operated in full compliance with all Laws relating to Employees, including employment standards, occupational health and safety, pay equity and employment equity. The Company has complied with and posted plans as required under applicable pay equity legislation. There have been no complaints under such Laws against the Company in respect of the Business.

(vii)      There are no complaints nor, to the Knowledge of the Sellers, are there any threatened complaints, against the Company in respect of the Business, before any employment standards branch or tribunal or human rights tribunal. To the Knowledge of the Company nothing has occurred which might lead to a complaint against the Company in respect of the Business, under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under the employment standards legislation which place any obligation upon the Company, relating the Business, to do or refrain from doing any act.

(viii)     All current assessments under applicable workplace safety and insurance legislation in relation to the Business have been paid or accrued by the Company and the Business has not been subject to any special or penalty assessment under such legislation which has not been paid.

(ix)        Set forth on Disclosure Schedule 3.01(aa)(ix) is an accurate and complete list of all current and prior, to the extent currently binding, manuals, brochures, publications, policies, procedures or similar documents of the Company regarding compensation, benefits, perquisites, hiring, evaluation, supervision, training, termination and promotion of Employees, office administration and personnel matters and all communications to Employees concerning such matters (the “Personnel  Documents”). The Company has furnished to the Buyer or its representatives accurate and complete copies of all of the Personnel Documents.

(bb)   Workers’ Compensation Matters. The Company has paid all assessments pursuant to worker’s compensation legislation levied by all Governmental Authorities and, to the Sellers’ Knowledge, the Company doesn’t have any liability for and there is not pending any state of facts which may result in the levying of a special assessment or a penalty charge of any nature with respect to the period prior to the Effective Time. The Company has filed on a timely basis all payroll statements and other returns and statements required to be filed pursuant to applicable worker’s compensation legislation. To its Knowledge, the Company is not liable to indemnify any of its Employees or any governmental body in respect of compensation and/or health-care payable to its Employees pursuant to applicable worker’s compensation legislation. The Company has notified the relevant Governmental Authorities, within the time periods specified by applicable legislation, of all occurrences of accidents for which notification is required by applicable legislation and has provided requisite details thereof. The Buyer has been provided a summary of all outstanding claims made by Employees of the Company to any applicable workers’ compensation board.

(cc)   Insurance. Set forth on Disclosure Schedule 3.01(cc) is a list of all binders, policies of insurance, self insurance programs or fidelity bonds (“Insurance”) maintained by the Company or in which the Company or any officer or director of the Company is a named insured and includes a description of any pending Claims thereunder (except for Claims for health care expenses or life insurance arising in the Ordinary Course of Business). Since December 31, 2003, there have been no material Claims under any such insurance policy. True, accurate and complete copies of all such insurance policies have been furnished to the Buyer or its representatives. All Insurance has been issued under valid and enforceable policies or binders for the benefit of the Company or any officer or director of the Company, as the case may be, and all such policies or binders are in full force and effect. There has been no failure to pay premiums on such Insurance policies when due. There are no pending Claims as to which any insurer has denied liability. The Company owns Insurance sufficient for compliance with all Laws and all Contracts to which the Company is a party or otherwise bound, and which provides insurance coverage for the Company, its business and the assets of the Company which is consistent with that of other companies with similar assets and operations and engaged in similar businesses. The Company has not received any notice of cancellation or non-renewal of any such policy or any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Disclosure Schedule 3.01(cc) will not be available to the Company in the future on substantially the same terms as now in effect. The Company has delivered to the Buyer or its representatives accurate and complete copies of the most recent reports prepared by any property and casualty insurer with respect to the Company, any of the assets of the Company or any officer or director of the Company.

(dd)   Transactions with Related Parties.

(i)          During the past three (3) years no Related Party has been a director or officer of, or has had any direct or indirect interest in, any Person, which during such period has been a supplier or customer of products or services or sales agent of the Company or otherwise done business with the Company, or has competed with or been engaged in any business similar to the Business.

(ii)         No Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of the Company or that the Company uses in the conduct of its business. No Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by, the Company. The term “Related Party” shall mean (i) any Affiliate of the Company, (ii) any past or present shareholder, director, officer, executive or management-level Employee of the Company, any shareholder, of any Affiliate of the Company, or (iii) any Affiliate, spouse or child of any Person listed in (i) or (ii).

(ee)   Bank Accounts, Etc. Disclosure Schedule 3.01(ee) sets forth an accurate and complete list of each financial institution in or with which the Company has an account, credit line or safety deposit box, all of which will be closed or terminated as of Closing, and a brief description thereof including amounts and the names of all Persons currently authorized to draw thereon or having access thereto, and a complete list and brief description of each power of attorney presently in force and given by the Company.

(ff)   No Guarantees. The Company has not guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any other Person.

(gg)   Competition Act (Canada).

(i)          The aggregate value of the assets of the Company in Canada does not exceed Thirty-Five Million Canadian Dollars (CDN$35,000,000), determined as of December 31, 2004 and in such manner as is prescribed for purposes of the Competition Act, nor will such value exceed Thirty-Five Million Canadian Dollars (CDN$35,000,000) determined as of the Effective Time and in such manner as is so prescribed.

(ii)         The gross revenues from sales in or from Canada of the Company, determined for the fiscal year ended December 31, 2004 and in such manner as is prescribed for purposes of the Competition Act, do not exceed Thirty-Five Million Canadian Dollars (CDN$35,000,000) nor will such revenues, determined as of the Effective Time and in such manner as is so prescribed, exceed Thirty-Five Million Canadian Dollars (CDN$35,000,000).

(hh)   Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the Transactions contemplated by this Agreement based upon such arrangements made by or on behalf of the Company.

(ii)   Disclosure of Information. Neither the Company, nor any of its Affiliates have at any time disclosed to any Person, other than the Buyer, Employees in the scope of their employment and third persons in connection with services rendered to the Company in the Ordinary Course of Business, any confidential information, the effect of which disclosure would have or could reasonably be expected to have a Material Adverse Effect.

(jj)   Accuracy of Information. None of the representations, warranties or statements contained in this Agreement, in the Disclosure Schedules or Exhibits hereto, or in any Transaction Document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make any of such representations, warranties or statements, in the context in which made, not false or misleading. Copies of all documents furnished by or on behalf of the Company to the Buyer or its representatives in connection with or pursuant to the terms of this Agreement are complete and accurate. All documents (or copies thereof) and summaries of all oral agreements referred to in the Schedules or Exhibits hereto have been delivered to the Buyer or its representatives. All financial projections provided by the Company to the Buyer or its representatives were prepared by the Company in good faith based upon reasonable assumptions; and all such projections are reasonable and reflect the Company’s best estimate of the financial results reflected therein.

Section 3.02   Several Representations and Warranties of the Sellers. Each Seller hereby severally represents and warrants to the Buyer and the Parent that:

(a)   The Seller is the owner, beneficially and of record, of the Company Shares identified opposite his or her name in Disclosure Schedule 3.01(d)(i), with good and marketable title thereto, free of any claim, Lien, security interest or encumbrance of any nature or kind, and as such has the exclusive right and full power to sell, transfer and assign such Company Shares owned by such Seller to the Buyer free of any claim, Lien, security interest or encumbrance of any nature or kind. In addition, no Person has any agreement or option or any right capable of becoming an agreement for the purchase of such Company Shares owned by such Seller.

(b)   There is not pending any suit, action or other legal proceeding of any sort to, in any manner, restrain or prevent such Seller from effectually and legally transferring the Company Shares owned by such Seller to the Buyer, free and clear of all claims, Liens, security interests and encumbrances of any nature or kind, or any action or proceeding, the effect of which would be to cause a Lien, security interest or encumbrance of any nature or kind to attach to any of such Company Shares or to divest title to or ownership of any of such Company Shares in any manner whatsoever, or to make the Buyer, the Parent, the Company, such Seller or any of them liable for damages as a result of the execution and delivery of this Agreement by such Seller or the completion by such Seller of the transactions contemplated herein and such Seller knows of no such claim in connection with any of the foregoing.

(c)   The Seller is not a party to any “unanimous shareholder agreement” (as that term is defined in the CBCA) or other agreement in respect of any of the Company Shares.

(d)   The Seller is not insolvent, has not, within the last twenty (20) years, committed an act of bankruptcy, has not proposed a compromise or arrangement to his or her creditors generally, has not had any petition for a receiving order in bankruptcy filed against him or her, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have himself or herself declared bankrupt, has not taken any proceeding to have a receiver appointed of any part of hi or her assets, has not had any encumbrancer take possession of any of his or her property, nor has he or she had any execution or distress become enforceable or become levied upon any of his or her property.

(e)

(i)          If such Seller is other than Robert G. Delamore, such Seller is not a non-resident of Canada for purposes of Section 116 of the Tax Act.

(ii)         If such Seller is Robert G. Delamore, he is a resident of the United States, and therefore is a non-resident of Canada for purposes of Section 116 of the Tax Act.

ARTICLE 4.          Representations And Warranties Of The Parent

Section 4.01   Representations and Warranties of the Parent. Except as set forth in the corresponding sections or subsections (or by appropriate cross-reference) of the Disclosure Schedules, the Parent hereby represents and warrants to the Sellers and the Company that:

(a)   Organization and Authority. The Parent is a Company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Parent has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its properties and assets require such qualification.

(b)   Capitalization. The authorized capital stock of the Parent solely consists of those classes of shares set forth in Disclosure Schedules 4.01(b), that number of which are issued, outstanding and owned of record by the Persons in the amounts set forth opposite their names or descriptions on Disclosure Schedule 4.01(b). All outstanding shares of the Parent have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in accordance with valid exemptions from the registration requirements under the Securities Act of 1933, as amended, and applicable state securities Laws. None of the outstanding shares of the Parent were issued in violation of any preemptive rights. The outstanding shares of the Parent are free and clear of all Liens. Disclosure Schedule 4.01(b) sets forth the number of outstanding options and warrants exercisable for common stock of the Parent and the number of outstanding shares of common stock of the Parent on a fully diluted basis.

(c)   Authority Relative to Agreement. The Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by the Parent, the consummation by the Parent of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent, and no other corporate proceedings on the part of the Parent are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company and the Sellers, constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws effecting creditors’ rights generally and by equitable principles of general applicability.

(d)   Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or Governmental Authority is necessary for the consummation by the Parent of the Transactions.

(e)   Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the Transactions contemplated by this Agreement based upon such arrangements made by or on behalf of the Parent.

(f)   Accuracy of Information. None of the representations, warranties or statements contained in this Agreement, in the Exhibits hereto, or in any Transaction Document made by the Parent contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make any of such representations, warranties or statements, in the context in which made, not false or misleading. Copies of all documents furnished by or on behalf of the Parent to the Sellers, the Company or their representatives in connection with or pursuant to the terms of this Agreement are complete and accurate.

(g)   Litigation. As of the date hereof, no action, demand, requirement or investigation by any Governmental Authority and no suit, action or proceeding by any other Person or entity, in each case with respect to the Parent or any of its properties is pending or, to the Knowledge of the Parent, threatened, nor has any Governmental Authority given notice of its intention to conduct same.

(h)   Financial Statements; Accounts Receivable.

(i)          True, accurate and complete copies of the audited balance sheets of the Company as of the last day of the three most recently completed fiscal years of the Company, together with the related audited statements of operations, stockholders’ equity and comprehensive loss and cash flows for such fiscal years and the notes with respect thereto, together with unaudited balance sheets and statements of operations through January 31, 2005 (collectively, “Parent Financial Statements”), are set forth on Disclosure Schedule 4.01(h). The Parent Financial Statements (a) were prepared in accordance with U.S. GAAP throughout the periods indicated (subject, in the case of the interim statements, to customary year end adjustments which are not material in amount), (b) present fairly the financial position, results of operations and changes in cash flows of the Parent as of such dates and for the periods then ended, (c) are true, accurate and complete and in accordance with the books and records of the Parent, and (d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Parent for Income Tax purposes. Except as set forth in the Parent Financial Statements or the notes thereto, the Parent does not have any material liabilities or obligations (whether accrued, contingent or otherwise) required to be set forth in financial statements prepared in accordance with U.S. GAAP.

(ii)         All outstanding accounts, notes and loans receivable reflected in the Parent Financial Statements or accrued by the Parent after the date thereof are due and valid Claims against account debtors for goods or services delivered or rendered in the Ordinary Course of Business.

(i)   Absence of Certain Changes or Events. From June 30, 2004, there has not been, nor does the Parent have any Knowledge of, any event, development or occurrence of a state of circumstances or facts which, individually or in the aggregate, has had, or reasonably would be expected to have, a Material Adverse Effect.

ARTICLE 5.          Representations And Warranties Of The Buyer

Section 5.01   Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers and the Company that:

(a)   Organization and Authority. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Canada, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

(b)   Capitalization. The authorized capital stock of the Buyer consists solely of an unlimited number of common shares, of which 100 common shares are issued and outstanding, all of which are owned by Callco, and an unlimited number of Buyer Exchangeable Shares, none of which shares are issued or outstanding. All outstanding shares of the Buyer have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in accordance with applicable securities Laws. None of the outstanding shares of the Buyer were issued in violation of any preemptive rights. The outstanding shares of the Buyer are free and clear of all Liens. Callco is wholly-owned by the Parent.

(c)   Authority Relative to Agreement. The Buyer has all requisite corporate power and capacity to enter into this Agreement and to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer, the consummation by the Buyer of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Sellers and the Company, constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws effecting creditors’ rights generally and by equitable principles of general applicability.

(d)   Investment Canada Act. The Buyer is a “non-Canadian” and a “WTO Investor” for the purposes of and within the meaning of the Investment Canada Act. The Buyer shall duly make the notification required to be made under the Investment Canada Act and deliver to the Sellers evidence thereof.

(e)   Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or Governmental Authority is necessary for the consummation by the Buyer of the Transactions.

(f)   Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the Transactions contemplated by this Agreement based upon such arrangements made by or on behalf of the Buyer.

(g)   Accuracy of Information. None of the representations, warranties or statements contained in this Agreement, in the Schedules or Exhibits hereto, or in any related documents made by the Buyer contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make any of such representations, warranties or statements, in the context in which made, not false or misleading. Copies of all documents furnished by or on behalf of the Buyer to the Company or the Sellers or their representatives in connection with or pursuant to the terms of this Agreement are complete and accurate.

(h)   No Business Activity. Buyer was formed for the sole purpose of effecting the Transactions contemplated herein and has not engaged in any business since its formation.

ARTICLE 6.          Covenants

Section 6.01   Conduct of Business. During the period from the date of this Agreement until the Closing, the Company covenants that it will conduct its business in the Ordinary Course of Business, and will preserve the organization of the Company and its business intact and preserve the goodwill of customers and others having business relations with the Company, keep in force at no less than their present limits all existing bonds and policies of insurance (or replacements therefor) insuring the Company and its assets and its business, promptly advise the Buyer in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Disclosure Schedules.

Section 6.02   Acquisition Proposals. The Company agrees that neither it nor any of its respective officers, directors or Employees shall (such officers, directors and Employees sometimes collectively referred to herein as “Representatives”), directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer or entering into any agreement with respect to a merger, reorganization, amalgamation, plan of arrangement, share exchange, consolidation or similar transaction involving the Company, or any purchase of any of the equity securities of or issued by the Company or any purchase of any of the assets of the Company (any such proposal, offer or agreement being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Representatives shall, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to, an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify the Buyer immediately if any Acquisition Proposal or inquiry related thereto is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company relating to an Acquisition Proposal, indicating the name of such Person and the material terms and conditions of any Acquisition Proposal.

Section 6.03   Access to Information. The Company shall, upon reasonable prior notice of the Buyer, make available for inspection during normal business hours by the. Buyer, the Company’s accountants, counsel and other representatives, the Company’s assets, Employees and operations, including, but not limited to, the books, records, Contracts, physical properties and other pertinent information relating to the Company; provided that such inspection shall be conducted in a manner so as to minimize disruption of the operations of the Company’s business.

Section 6.04   All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws and regulations to consummate and make effective the Transactions. If at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the Parties shall take all such necessary action.

Section 6.05   Consents and Approvals. The Company agrees to use reasonable efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order for the Company to consummate the Transactions or is required by any material Contract or License to which the Company is a party or subject on the Closing Date, and which would prohibit or require the waiver, consent or approval of any Person to such Transactions or under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder.

Section 6.06   Employment Agreements. The Company shall, at Closing, enter into an employment agreement with each officer listed on Disclosure Schedule 6.06, each substantially in the form attached hereto as Exhibits B-1, B-2 and B-3 (collectively, the “Employment Agreements”.

Section 6.07   Discharge of Debt. Prior to or at the Closing, the Sellers shall cause any and all outstanding indebtedness or other liabilities owed to any Seller by the Company, together with accrued interest thereon and any related guarantees, be released and discharged, and any instruments evidencing same shall be terminated and of no further force and effect. The Company agrees that it shall have capitalized such released and discharged amounts into its stated capital account prior to Closing.

Section 6.08   Change in Capital Stock. During the period from the date of this Agreement until the Closing, no Seller shall convert or exchange any Company Share held by him or her into or for a different class or series of common or preferred shares of the Company.

Section 6.09   Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)   General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below). The Sellers acknowledge and agree that from and after the Closing the Company will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

(b)   Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article X below).

(c)   Tax Matters

(i)          Returns

1)          The Sellers shall prepare or cause the Company to prepare all Tax Returns for the Company for all periods ending on or before the Closing Date that are to be filed after the Closing Date, shall allow the Buyer to review and comment on each such Tax Return and shall revise such Tax Returns as the Buyer may reasonably request. The Sellers shall be liable for, and shall jointly and severally indemnify and hold the Buyer and the Company (including any successors thereof) harmless against, all Taxes of the Company payable for any taxable year, taxable period or portion thereof ending on or before the Closing Date.

2)          The Buyer, the Parent and the Company shall be liable for, and shall indemnify and hold the Sellers harmless against any and all Taxes imposed on the Company relating to any taxable year or portion thereof ending after the Closing Date, except for any tax liabilities due to any misrepresentation or breach of any representations and warranties provided by the Sellers herein.

(ii)         Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after the Buyer’s request, the Sellers shall deliver to the Buyer such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable the Buyer, the Parent or the Company to satisfy their accounting or Tax requirements.

(iii)        Survival of Obligations. Notwithstanding anything else herein, the obligations of the Parties set forth in this Section 6.09(c) shall be unconditional and absolute, and shall remain in effect without limitation as to time or amount of recovery.

(d)   Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

(e)   Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or as an officer or employee of the Company or any of  its Affiliates after Closing, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Company and the Buyer promptly of the request or requirement so that the Company and the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.09(e). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Company or the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company or the Buyer shall designate.

(f)   Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, Thomas F. Gosnell will not engage, directly or indirectly, in the Business in the United States or Canada. If the final judgment of a court of competent jurisdiction declares that any term or provision of this is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)   Equity Financing Transaction. In the event of an Equity Financing Transaction described in Section 2.05(d), the Buyer shall, upon reasonable prior notice to the Sellers, make available for inspection during normal business hours by the Sellers, Buyer’s accountants, counsel and other representatives, the Company’s books, records, Contracts and other pertinent information relating to the Equity Financing Transaction, solely for the purpose of verifying and adjustments pursuant to Section 2.05(b) and Section 2.05(d), determining Buyer’s valuation; provided that such inspection shall be conducted in a manner so as to minimize disruption of the operations of Buyer’s business.

(h)   Follow-on Provision. If a Follow-on Sale is consummated within three (3) years of the Closing Date, then the Buyer shall pay to the Sellers, pro rata in accordance with their Per Share Portions of the Initial Consideration, an amount equal to ten percent (10%) of the Buyer’s net profit from the Follow-on Sale. Such payment shall be on the same terms and conditions as the payment received by the Buyer, and shall be made at the same time or times as the consideration received in respect of the Follow-on Sale is received by the Buyer. For this purpose, net profit means the proceeds of the Follow-on Sale less the sum of the following: Six Million Dollars ($6,000,000), all transaction costs of the Follow-on Sale (including transaction costs of any unconsummated transaction that, if consummated, would have been a Follow-on Sale); amounts that would under GAAP be considered as an increase in the tax basis of the shares of the Company, including net capital contributed to the Company by the Buyer or its subsidiaries; and allocable taxes related solely to the gain on the Follow-on Sale. The amount of allocable taxes related solely to the gain on the Follow-on Sale shall be an amount equal to ten percent (10%) of the excess of (a) the aggregate taxes that would be payable by the Seller absent this Section 6.09(h), over (b) the aggregate taxes that would be payable by Seller absent the Follow-on Sale. The provisions of Section 6.09(g) shall apply in the event of a Follow-on Sale, mutatis mutandis.

(i)   Section 116 Certificate. Robert G. Delamore agrees that he shall apply to CCR for a certificate (the “Certificate”) under section 116 of the Tax Act in connection with the sale of his Company Shares, which Certificate shall have noted thereon a certificate limit in an amount equal to the portion of the Aggregate Consideration payable to him, and shall deliver the Certificate forthwith to the Buyer upon receipt of the Certificate. If the Certificate is not delivered to the Buyer before the Closing then the Buyer shall withhold twenty-five percent (25%) of the Aggregate Consideration otherwise payable to him. If the Certificate is delivered to the Buyer within thirty (30) days after the end of the month in which the Closing occurred, the Buyer shall return the amount withheld to Robert G. Delamore. If within thirty (30) days after the end of the month in which the Closing occurred the Certificate is not delivered to the Buyer, the Buyer shall remit the amount withheld to the Receiver General of Canada on account of the tax liability of Robert G. Delamore under subsection 116(5) of the Tax Act, and shall provide proof of payment thereof to Robert G. Delamore within thirty (30) days of payment. Notwithstanding the foregoing, if the CRA is unable, due to administrative limitations, to issue the Certificate within thirty (30) days after the end of the month in which the Closing occurred, and issues a comfort letter to either Robert G. Delamore and/or the Buyer to the effect that no Tax needs to be remitted pending completion of CRA review of the application, the Buyer agrees to rely on such comfort letter and shall not remit Tax otherwise due until the CRA completes its review of the application.

(j)   Patent Applications. Following the Closing, the Parent shall determine, in good faith and in a commercially reasonable manner, whether it is necessary or advisable to cause to be filed with the U.S. Patent and Trademark Office an application for a patent or patents covering certain material intellectual property owned by the Company, and if so determined in the positive, shall promptly effect or cause the Company to effect any and all such filings.

(k)   Officers and Directors. Immediately after the Closing, the directors and officers of the Company shall be as provided on Exhibit C, each of such officers and directors to hold office until their respective successors shall have been duly elected or appointed and shall have qualified or until the earlier death, resignation or removal thereof. The parties hereto shall do all such things as are necessary or desirable to accomplish the foregoing.

ARTICLE 7.          Conditions Precedent To Obligations Of The Buyer and the Parent

Section 7.01   The obligations of the Buyer to consummate the Transactions shall be subject to the satisfaction, on or before the Effective Time, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Buyer for purposes of consummating such Transactions.

(a)   This Agreement and the Transactions contemplated hereby shall have been approved and adopted by the Board of Directors of the Company in accordance with all applicable Laws.

(b)   The representations and warranties made by the Sellers and the Company in this Agreement shall be true and correct as of the date hereof and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date.

(c)   The Sellers and the Company shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date.

(d)   No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Transactions.

(e)   The Buyer shall have received a certificate of the President of the Company and of the Sellers to the effect of paragraphs (b), (c) and (d), above.

(f)   From the date hereof through the Closing, the Company shall not have suffered any changes which individually or in the aggregate had a Material Adverse Effect.

(g)   The Buyer shall have received all material consents, waivers, approvals, authorizations or permits by or from, and all actions by or in respect of or filings with any third party or Governmental Authority required to permit the execution, delivery and performance of this Agreement, and the consummation of the Transactions contemplated by this Agreement.

(h)   The Buyer shall have received from each Seller a general release of the Company in the form of Exhibit D attached hereto.

(i)   The Sellers shall have executed and become a party to Parent’s existing Stockholders Agreement (the “Stockholders Agreement”) and Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”).

(j)   Gosnell shall have executed and become a party to the Exchange Agreement governing the exchange of his Buyer Exchangeable Shares into Parent common stock (the “Exchange Agreement”), in substantially the form attached hereto as Exhibit E, and Parent, Buyer and Callco shall have executed and become a party to a Support Agreement in connection therewith (the “Support Agreement”), in substantially the form attached hereto as Exhibit F.

(k)   The respective parties thereto shall have executed the Employment Agreements.

(l)   The Power of Attorney granted to Mehta, Koppes (s.e.n.c.) by the Company shall have been terminated and of no further force and effect.

(m)   The Buyer shall have received documentation reasonably satisfactory to it from the Toronto-Dominion Bank or its successors or assigns, among other things, to the effect that no capital shares of the Company are subject to the Moveable Hypothec by Puneet Mehta and Rosemaria Koppes dated on or about October 7, 1999 (the “Hypothec”) and that such capital shares shall not be considered “charged property” under the Hypothec.

ARTICLE 8.          Conditions Precedent To Obligations Of The Sellers

Section 8.01   The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Sellers’ Representative for purposes of consummating such Transactions.

(a)   This Agreement and the Transactions contemplated hereby shall have been approved and adopted by the Board of Directors of the Buyer and the Parent in accordance with all applicable Laws.

(b)   The representations and warranties made by the Buyer and the Parent in this Agreement or any document or instrument delivered to the Sellers, the Company or their representatives hereunder shall be true and correct in all material respects as of the date hereof and on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date.

(c)   The Buyer and the Parent shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date.

(d)   No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed (excluding any action, proceeding or investigation initiated by or on behalf of the any Seller or the Company or their representatives, or in which any of them have a direct or indirect participation) before any Governmental Authority to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Transactions.

(e)   The Sellers shall have received a certificate of the President of the Parent to the effect of paragraphs (b), (c) and (d), above.

(f)   All consents, waivers, approvals, authorizations or permits by or from, and all actions by or in respect of or filings with any Governmental Authority required to permit the execution, delivery and performance of this Agreement, and the consummation of the Transactions contemplated by this Agreement have been obtained or have occurred.

(g)   The Buyer, Callco and the Parent shall have executed and become a party to the Exchange Agreement and the Support Agreement.

ARTICLE 9.          Transactions At The Closing

Section 9.01   At the Closing, each of the following transactions shall occur, each transaction being (i) conditioned on the occurrence or waiver of each event and (ii) deemed to occur simultaneously with each other transaction:

(a)   The Buyer and/or the Parent shall deliver or cause to be delivered the following:

(i)          The Initial Cash Consideration, in accordance with the terms of Section 2.05(a)(ii);

(ii)         The Initial Share Consideration, in accordance with the terms of Section 2.05(a)(i);

(iii)        The following corporate documentation with respect to the Parent: (i) Certificate of Incorporation, certified as of a date within thirty (30) days prior to the Closing Date by the Department of State of the State of Delaware; (ii) a good standing certificate as of a date within thirty (30) days prior to the Closing Date from the Department of State of the State of Delaware; (iii) by-laws certified as of the Closing Date by the President or Secretary as being in full force and effect and unmodified; and (iv) corporate resolutions of the Board of Directors of the Parent, approving this Agreement and all the Transactions contemplated hereby, certified by the President or Secretary as being in full force and effect and unmodified as of the Closing Date;

(iv)       The following corporate documentation with respect to the Buyer: (i) Certificate of Status, dated as of a date within three (3) days prior to the Closing Date issued by the Corporations Directorate, Industry Canada; (ii) Articles of Incorporation certified as of the Closing Date by the President or Secretary as being in full force and effect and unamended; (iii) by-laws certified as of the Closing Date by the President or Secretary as being in full force and effect and unamended; and (iv) corporate resolutions of the Board of Directors of the Buyer, approving this Agreement and all the Transactions contemplated hereby, certified by the President or Secretary as being in full force and effect and unmodified as of the Closing Date;

(v)        Such other documents and certificates duly executed as may be required to be delivered by the Buyer or the Parent pursuant to this Agreement or pursuant to any Transaction Document or as may be reasonably requested in writing by the Company prior to the Closing Date.

(b)   The Sellers and/or the Company shall deliver or cause to be delivered the following:

(i)          Certificates evidencing the shares of the Company owned by the Sellers, free and clear of all Liens or other restrictions on transfer of any nature whatsoever, duly endorsed in blank for transfer or accompanied by share transfers duly executed in blank;

(ii)         The following corporate documentation: (i) Certificate of Compliance, dated as of a date within three (3) days prior to the Closing Date certified by the Deputy Director of Industry Canada; (ii) Articles of Incorporation certified as of the Closing Date by the President or Secretary as being in full force and effect and unamended; (iii) by-laws certified as of the Closing Date by the President or Secretary as being in full force and effect and unamended; and (iv) corporate resolutions of the Board of Directors of the Company, approving this Agreement and all the Transactions contemplated hereby, certified by the President or Secretary as being in full force and effect and unmodified as of the Closing Date; and (v) a corporate profile report or certificate issued or authorized by the applicable Governmental Authority confirming good standing from each other jurisdiction in which the Company is qualified to do business;

(iii)        The resignations of the officers and directors of the Company and all powers of attorney held by them relating to the Company, its accounts or the Business;

(iv)       The minute books, corporate seal, if any, and share certificate books of the Company; and

(v)        Such other documents and certificates duly executed as may be required to be delivered by the Company or the Sellers pursuant to this Agreement or pursuant to the terms of any Transaction Document or as may be reasonably requested in writing by the Buyer or the Parent prior to the Effective Time.

ARTICLE 10.       Indemnification

Section 10.01   Survival Periods. All representations and warranties, covenants and agreements of the Parties contained in this Agreement or any other document contemplated by this Agreement (collectively, including the Agreement, the “Transaction Documents”), the Disclosure Schedules, or any certificate delivered in connection herewith shall survive the Closing for a period of two (2) years.

Section 10.02   Indemnification by Buyer and Parent. The Buyer and Parent shall jointly and severally indemnify and hold harmless the Sellers (collectively, the “Seller  Indemnified Parties”) from and against, and agree promptly to defend each of the Seller Indemnified Parties from and reimburse each of the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and Claims of any kind (including reasonable lawyers’ fees and other legal costs and expenses) (“Indemnified Costs”) that any of the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)   any actual or alleged breach or inaccuracy of any of the representations and warranties made by the Buyer or the Parent in any Transaction Document, or in any instrument, certificate or affidavit delivered by the Buyer or the Parent at the Closing in accordance with the provisions hereof;

(b)   any failure by the Buyer or the Parent to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under any Transaction Document or under any of the other documents delivered by the Buyer or the Parent in connection with the Transaction Documents; and

(c)   any proceeding arising out of, or in any way related to, any of the matters referred to in this Section 10.02.

Section 10.03   Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold the Buyer, the Parent and their respective stockholders, directors, officers, employees and subsidiaries (including the Company after the Closing) (collectively, for purposes of this section, the “Buyer Indemnified Parties”) harmless from and against, and agrees to defend promptly each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all Indemnified Costs that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)   any actual or alleged breach or inaccuracy of any of the representations and warranties made by the Company or the Sellers in any Transaction Document, or in any instrument, certificate or affidavit delivered by the Company or the Sellers at the Closing in accordance with the provisions hereof; provided, however, that Article X (including the provisions of Section 10.05) shall not apply to a breach or alleged breach of Section 3.01(s)(v), and the sole remedy of the Buyer Indemnified Parties to any actual or alleged breach of Section 3.01(s)(v) shall be as provided in Schedule 2.05(b), Section 2.05(b) and Section 2.05(d);

(b)   any failure by the Company or the Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under any Transaction Documents or under any of the other documents delivered by any of them in connection with the Transaction Documents; and

(c)   any proceeding arising out of, or in any way related to, any of the matters referred to in this Section 10.03.

Section 10.04   Indemnification by each Seller. Each Seller shall additionally indemnify and hold the Buyer Indemnified Parties harmless from and against, and agrees to defend promptly each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all Indemnified Costs that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)   any actual or alleged breach or inaccuracy of any of the representations and warranties made severally by such Seller in Section 3.02 of this Agreement or in any other Transaction Document, or in any instrument, certificate or affidavit delivered by such Seller at the Closing in accordance with the provisions hereof, on a similar basis; and

(b)   any proceeding arising out of, or in any way related to, any of the matters referred to in this Section 10.04.

Section 10.05   Matters Involving Third Parties.

(a)   If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 10.05, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)   Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)   So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.05(b)(A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)   In the event any of the conditions in Section 10.05(b), above is or becomes unsatisfied, then, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.05.

Section 10.06   No Waiver Relating to Claims for Fraud. The liability of any Party under this Article X shall be in addition to, and not exclusive of any other liability that such Party may have at law or equity based on such party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party to this Agreement of any right or remedy which such party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud; (ii) the time period during which a claim for fraud may be brought; or (iii) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 10.06 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

Section 10.07   Recoupment and Offset. The Buyer shall have the option of recouping all or any part of any adverse consequences it suffers (in lieu of seeking any indemnification to which it is entitled under this Section 10) by notifying any Seller that the Buyer is reducing the amount of the Year One Installment or the net additional shares being issued pursuant to any adjustment under Section 2.05(d) (valued at the Adjusted Parent Share Price) or any payment under Section 6.09(h).

Section 10.08   Other Indemnification Provisions. Except for the limitations set forth in Section 12.03(a) as to the sole remedy of the Buyer Indemnified Parties to any actual or alleged breach of Section 3.01(s)(v), the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, Employee, or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, officer, Employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) solely with respect to any action, suit, proceeding, complaint, claim, or demand (which is outside the subject matter of the indemnities otherwise provided for herein) brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

Section 10.09   Additional Limitations. Notwithstanding anything to the contrary herein, no Buyer Indemnified Party shall be entitled to indemnification under this Article X for any amount unless and until the aggregate of all amounts for which a Buyer Indemnified Party seeking indemnification under Section 3.01(s)(v) would otherwise be entitled exceeds Five Thousand U.S. Dollars (US$5,000), at which point the Buyer Indemnified Party seeking indemnification shall be entitled to indemnification from dollar one.

ARTICLE 11.       Termination

Section 11.01   Termination By Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Sellers’ Representative, the Buyer and the Parent.

Section 11.02   Termination By Either the Buyer and Parent or the Sellers. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by the Buyer and the Parent on the one hand, or the Sellers’ Representative on the other hand if (i) the Agreement has not been executed in full and the Transactions shall not have been consummated by the Termination Date; (ii) any third party order permanently restraining, enjoining or otherwise prohibiting execution of the Agreement or consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Agreement to be executed or the Transactions to be consummated. For purposes hereof, the “Termination Date” shall mean March 29, 2005.

Section 11.03   Termination By The Sellers. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by the Sellers’ Representative if there has been a material breach by the Buyer or the Parent of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Sellers’ Representative to the party committing such breach.

Section 11.04   Termination By The Buyer and Parent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by the Buyer or the Parent if there has been a material breach by the Company or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Buyer or the Parent to the party committing the breach.

Section 11.05   Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article XI, this Agreement (other than as set forth in Article X) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, Employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any breach of this Agreement.

ARTICLE 12.       General Provisions

Section 12.01   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (provided receipt is confirmed by other than automatic means), mailed by registered or certified mail (return receipt requested), or sent by a nationally-recognized overnight courier (such as Federal Express or United Parcel Service) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Buyer or the Parent, to

Nexsan Corporation
21700 Oxnard Street, Suite 1850
Woodland Hills, California 91367
Attention: Philip Black
Telecopy: 818-715-9175

with a copy to

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Michael J. Emont
Telecopy: (212) 768-6800

if to the Company prior to the Closing, to

AESign Evertrust Inc.
Attention: Thomas F. Gosnell
Telecopy: 450-458-7616

if to any Seller, to such Seller at his address set forth beneath his signature on the signature page hereof:

in each case with a copy to

Richard Kotarba
Barrister & Solicitor
61 Baynards Lane
Richmond Hill, Ontario L4C 9B6
Telecopy: 905-737-7145

Section 12.02   Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 12.03   Counterparts. This Agreement may be executed by facsimile in two or more counterparts, all of which shall be considered one and the same agreement.

Section 12.04   Entire Agreement; Assignment.  This Agreement, the Disclosure Schedules and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof other than the Mutual Confidential Disclosure Agreement dated November 6, 2003 by and between the Parent and the Company, doing business as Evertrust.net, which shall remain in full force and effect in accordance to the terms thereof. This Agreement shall not be assigned by operation of law or otherwise; provided, that the Buyer and the Parent may assign their rights and obligations to any direct or indirect wholly owned subsidiary of the Parent (unless to do so would restrict or delay the consummation of the Transactions contemplated by this Agreement), but no such assignment shall relieve the Buyer or the Parent, as applicable, of its obligations hereunder if such assignee does not perform such obligations.

Section 12.05   Governing Law; Arbitration. This Agreement shall be governed and construed in accordance with the Laws in force in the State of Delaware, without regard to any applicable principles of conflicts of law. Any dispute under this Agreement between the parties hereto shall be settled by arbitration in Los Angeles, California under the auspices of, and in accordance with the rules of JAMS by an arbitrator who is mutually agreeable to the parties hereto, or, if the parties cannot agree on the selection of the arbitrator, then before three arbitrators, one of which shall be appointed by Buyer, one of which shall be appointed by the Sellers acting together, and the third of which shall be chosen by JAMS (such arbitrator or arbitrators hereinafter referred to as the “Arbitrator”). The decision in such arbitration shall be final and binding on the parties, and judgment upon such decision may be entered in any court having jurisdiction thereof. The parties hereby agree that the Arbitrator shall be empowered to enter an equitable decree mandating specific performance of this Agreement. The parties hereto further agree that the loser in any such arbitration (as determined by the Arbitrator) shall pay for the winner’s (as determined by the Arbitrator) costs and expenses related to the arbitration (including, without limitation, reasonable lawyers’ fees and disbursements) and any costs and fees relating to enforcing such judgment in a court of law.

Section 12.06   Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

Section 12.07   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 12.08   Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, none of the Buyer, the Parent, the Company, any of the Sellers, nor any of their respective Affiliates or representatives shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other Parties.

Section 12.09   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.10   Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

Section 12.11   Amendment. This Agreement may be amended at any time by the Parties, but only by an instrument in writing signed by the Parent, Buyer and the Sellers’ Representative, on behalf of the Sellers.

Section 12.12   Fees and Expenses. Upon the Closing, the Parent will pay all of the Company’s and the Sellers’ legal and other costs and expenses relating to the Transactions up to a maximum of Seventy Five Thousand U.S. Dollars (US$75,000) in the aggregate, of which the following amounts have been paid prior to the execution of this Agreement: (a) approximately Six Thousand Fifty U.S. Dollars (US$6,050) relating to a certain intellectual property due diligence report; and (b) Five Thousand U.S. Dollars (US$5,000) relating to a certain marketing due diligence report.

Section 12.13   Restrictive Covenant Election. The Buyer and Gosnell will, at the written request of Gosnell, elect in prescribed form to apply paragraph 56.4(3)(c) of the Tax Act as proposed in clause 24.1(1) of the draft technical amendments to the Tax Act of February 27th, 2004 and the Quebec equivalent (the “Technical Amendments”) to apply to the portion of the amount, if any, received by Gosnell in respect of a “restrictive covenant” as defined in the Technical Amendments. The parties agree to in good faith determine the amount, if any, that is reasonable allocable to the restrictive covenant and will elect to apply the Technical Amendments to that amount. Gosnell must provide the Buyer with a minimum 30 days notice prior to the date such election is to be filed. All costs and expenses relating to the preparation of such elections shall be borne by Gosnell. Buyer and Gosnell shall each include a copy of the prescribed form in their income tax return for their taxation year that includes the day on which any restrictive covenant is agreed to and such return will be filed on or before the filing due date for that year. If a prescribed form is not available at that time, then the election shall be made in a manner acceptable to the Canada Revenue Agency. If the Quebec taxing authority proposes a similar provision, then the Buyer and Gosnell shall make a similar provincial election. If it is finally determined by the Canada Revenue Agency, a court of competent jurisdiction, or the parties agree with a determination made by a taxing authority that the portion of the consideration reasonably attributable to a “restrictive covenant” is other than the amount applied for in the election (such new amount being hereinafter the “Revised Portion”), then the Buyer and Gosnell agree that the Revised Portion be subject to the paragraph 56.4(3)(c) election. If the determination by the Canada Revenue Agency or the Quebec tax authority is made after the end of the taxation year in which the restrictive covenant is agreed to, Buyer and Gosnell will file an amended election forthwith after such determination.

Section 12.14   Language. The parties hereto confirm that it is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only. Les parties confirment leur désir que cet accord ainsi que tous les documents, y compris tous les avis qui s’y rattachent, soient rédigés en langue anglaise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES IN COUNTERPARTS FOLLOW]

[SIGNATURE PAGE TO PURCHASE AGREEMENT}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as of the date first written above.

NEXSAN CORPORATION

	By:	/s/ Philip Black
	Name:	Philip Black
	Title:	CEO

6360319 CANADA INC.

	By:	/s/ Philip Black
	Name:	Philip Black
Title:

AESIGN EVERTRUST

	By:	/s/ Thomas F. Gosnell
	Name:	Gosnell, Thomas F.
	Title:	CEO

Witnessed by: /s/ [ILLEGIBLE]	/s/ Thomas F. Gosnell
Thomas F. Gosnell

Witnessed by: /s/ [ILLEGIBLE]	/s/ Esther Hotter
Esther Hotter

Witnessed by: /s/ [ILLEGIBLE]	/s/ Rosemaria Koppes
Rosemaria Koppes

Witnessed by: /s/ [ILLEGIBLE]	/s/ Puneet Meha
Puneet Mehta

Witnessed by: /s/ SE Delamore	/s/ Robert G. Delamore
Robert G. Delamore